Exhibit (d)(T)

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of August 10, 2017, by and between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and Jonathan P. Mehlman (“Executive”).

WHEREAS, Executive is currently employed by the Company pursuant to an employment agreement dated as of March 31, 2017 between the Company and Executive (the “Employment Agreement”);

WHEREAS, Section 6.2 of the Employment Agreement requires that any modification or amendment of the Employment Agreement be in writing and executed by both the Company and Executive;

WHEREAS, the Company and Executive now desire to amend the Employment Agreement as more particularly set forth herein, in accordance with Section 6.2 of the Employment Agreement.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby adopt this Amendment, which provides as follows:

1.          The third sentence of Section 3.2 of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“Subject to the minimum Annual Bonus set forth in the preceding sentence for the 2017 fiscal year, the actual amount payable in respect of the Annual Bonus for any fiscal year will be determined by the Board or the Compensation Committee of the Board (the “Committee”) in its sole discretion based on the achievement of individual and Company performance goals previously established by the Board or the Committee after consultation with Executive.”

2.          Section 3.3(b) of the Employment Agreement shall be amended and restated in its entirety to read as follows:

“(b)      LTIP Annual Award. The LTIP will consist of annual awards (the “LTIP Annual Award”) of a number of RSUs that vest 25% per year on each of the first four anniversaries of the grant date, subject to Executive’s continued employment through each applicable vesting date. For each fiscal year beginning with the 2017 fiscal year, Executive will have a target LTIP Annual Award of $2,000,000 (which will be in the form of RSUs as described below), with the actual number of RSUs comprising the LTIP Annual Award for any fiscal year to be determined by the Board or the Committee in its sole discretion based on the achievement of Company performance goals established by the Board or the Committee after consultation with Executive. The target LTIP Annual Award for each year will be determined by dividing $2,000,000 by the most recent net asset value per share of Company common stock as of the date the LTIP Annual Award is granted, which award will be in the form of RSUs. The LTIP Annual Award for each fiscal year beginning with the 2017 fiscal year will be granted no later than February 15 in the first quarter of the year following the year to which the LTIP Annual Award relates, subject to continued employment through the date of grant.”

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3.          Effective as of the date hereof, this Amendment amends and is hereby incorporated in and forms a part of the Employment Agreement, and except as amended hereby the Employment Agreement is confirmed in all respects and remains in full force and effect. The Employment Agreement and this Amendment constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral. No amendment or modification of this Amendment shall be valid or binding upon the parties unless in writing and signed by the parties hereto.

4.          The parties agree that if any provision of this Amendment is found to be invalid or unenforceable, it will not affect the validity or enforceability of any other provision. The parties agree that this Amendment shall be governed by, interpreted and construed in accordance with the internal laws of the State of New York without regard to its conflicts of law provisions.

5.          This Amendment may be executed in one of more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. This Amendment shall be deemed fully executed and delivered when signed by the signatories hereto and delivered via PDF.

[Signature pages follow]

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

HOSPITALITY INVESTORS TRUST, INC.

By:	s/s Paul C. Hughes
Name: Paul C. Hughes
Its: General Counsel and Secretary

EXECUTIVE

By:	s/s Jonathan P. Mehlman
Name: Jonathan P. Mehlman

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